UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 2, 2012

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 2, 2012, Smart Balance, Inc. (the “Company”) entered into a Credit Agreement, dated as of July 2, 2012, by and among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers (the “Borrowers”), the Company, as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Bank of Montreal, as administrative agent (the “Agent”), pursuant to which the Borrowers established a new senior secured credit facility (the “Credit Facility”) in an aggregate principal amount of $280 million, consisting of a term loan B (the “Term Loan”) in an aggregate principal amount of $240 million and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $40 million (with sublimits for swingline loans and the issuance of letters of credit). The Term Loan will mature on July 2, 2018 and the Revolving Facility will mature on June 30, 2017.

The proceeds of the Term Loan were used to finance the Acquisition (as defined below), to refinance certain existing indebtedness of the Company and its subsidiaries and to fund certain fees and expenses associated therewith. In the future, the Revolving Facility may be used by the Company and its subsidiaries for working capital and for other general corporate purposes, including acquisitions and investments, permitted under the Credit Agreement. The Credit Agreement also provides that, upon satisfaction of certain conditions, the Borrowers may increase the aggregate principal amount of loans outstanding thereunder by up to $50 million, subject to receipt of additional lending commitments for such loans.

Outstanding amounts under the Term Loan will bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) LIBOR plus 5.75% or (b) a Base Rate (equal in this context to the greater of (i) 2.25% and (ii) the lowest of (x) the Agent’s prime rate, (y) the federal funds rate plus 1/2 of 1.00% and (z) LIBOR plus 1.00%) plus 4.75%. The Term Loan will amortize in equal quarterly installments of 0.25% of the initial principal amount beginning on September 30, 2012, with the balance due at maturity.

Outstanding amounts under the Revolving Facility will initially bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) LIBOR plus 5.25% or (b) a Base Rate (equal in this context to the lowest of (x) the Agent’s prime rate, (y) the federal funds rate plus 1/2 of 1.00% and (z) LIBOR plus 1.00%) plus 4.25%. From and after delivery to the Agent of financial statements for the fiscal quarter ending on September 30, 2012, the margin over LIBOR and the Revolving Base Rate may be adjusted periodically based on the Company’s ratio of total funded debt to consolidated EBITDA, with 5.50% per annum being the maximum LIBOR margin and 4.50% per annum being the maximum Base Rate margin established by such adjustment mechanism. The Borrowers are required to pay a commitment fee on the unused commitments under the Revolving Facility at an initial rate equal to 0.50% per annum (subject to a similar leverage-based step-down).

The loans and other obligations under the Credit Facility (including in respect of hedging agreements and cash management obligations) are (a) guaranteed by the Company and its existing and future domestic subsidiaries and (b) secured by substantially all of the assets of the Company and its existing and future domestic subsidiaries, in each case subject to certain customary exceptions and limitations.

The terms of the Credit Agreement require the Company and its subsidiaries (on a consolidated basis and subject to certain customary exceptions) to meet the following financial tests:

•	maintenance of maximum total funded debt to consolidated EBITDA of not more than 5.00 to 1.0, initially, and decreasing to 3.50 to 1.00 over the life of the Credit Facility; and

•	maintenance of minimum consolidated EBITDA to consolidated interest charges of 2.75 to 1.0, initially, and increasing to 3.25 to 1.0 over the life of the Credit Facility.

In addition, the Credit Agreement contains (a) customary provisions related to mandatory prepayment of the loans thereunder with (i) 50% of Excess Cash Flow (as defined in the Credit Agreement), subject to step-downs to 25% and 0% of Excess Cash Flow at certain leverage-based thresholds and (ii) the proceeds of asset sales or casualty events (subject to certain customary limitations, exceptions and reinvestment rights) and (b) certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, investments, acquisitions, loans and advances, mergers, consolidations and asset dispositions, dividends and other restricted payments, transactions with affiliates and other matters customarily restricted in such agreements, in each case, subject to certain customary exceptions.

The Credit Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material contracts and to other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees or collateral documents, and change in control defaults.

Certain of the lenders under the Credit Agreement (or their affiliates) have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company and its subsidiaries, for which they receive customary fees and commissions.

The summary description of the Credit Agreement in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 2, 2012, pursuant to the Membership Interest Purchase Agreement, dated as of May 31, 2012 (as amended, the “Purchase Agreement”), by and among Hubson Acquisition, LLC, Ehud Baron, Etai Baron, Rivka Grinberg, Yosef Lutwak and Chadwick White (the “Sellers”); the Company; UHF Acquisition Corp., a direct subsidiary of the Company; and, solely for purposes of certain provisions thereof, Allan B. Hubbard, in his personal capacity and in his capacity as Trustee of the Allan B. Hubbard Revocable Trust, and Devin Anderson, UHF Acquisition Corp. purchased from the Sellers all of the issued and outstanding units of Udi’s Healthy Foods, LLC (the “Acquisition”).

On July 2, 2012, UHF Acquisition Corp. caused an aggregate amount of $126,325,093.72 to be paid to the Sellers, which amount reflects the initial purchase price of $125 million and an aggregate estimated purchase price adjustment of $1,325,093.72 (to be finalized after closing) as provided for in the Purchase Agreement. $10 million of the purchase price will be held in escrow to secure Sellers’ obligations to indemnify the Company under the Purchase Agreement.

The description of the Purchase Agreement contained in this Item 2.01 does not purport to be complete and is subject to and qualified in its entirety by reference to the above referenced Membership Interest Purchase Agreement and the First Amendment to the Membership Interest Purchase Agreement, dated as of June 29, 2012, by and between the Company and Hubson Acquisition, LLC (in its capacity as Sellers’ Representative (as such term is defined in the Purchase Agreement)), copies of which are attached to this Current Report on Form 8-K as Exhibit 2.1 and Exhibit 2.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2012, the compensation committee of the Board of Directors approved a severance arrangement, effective as of July 2, 2012, between the Company and Christine Sacco, the Chief Financial Officer of the Company (the “Severance Agreement”). This severance agreement generally mirrors the form of severance agreement that the Company entered into with Messrs. Matar, Schulke and Dray, other executive officers of the Company, as of January 1, 2012 and provides for benefits in the event that Ms. Sacco is terminated by the Company without Cause or she terminates her employment with the Company for Good Reason (each term as defined in the severance agreement and each, an “Involuntary Termination”) at any time prior to January 1, 2016. The severance benefits that Ms. Sacco would be entitled to receive upon an Involuntary Termination include generally (a) a lump sum payment in an amount equal to 1.5 times the sum of her base salary then in effect plus a bonus amount, and (b) reimbursement for premiums for COBRA coverage for a maximum of eighteen months. In such case, the bonus amount that would be used to calculate the amount of the severance payment would be the greatest of (i) a specified percentage of Ms. Sacco’s base salary at the highest rate in effect during the three year period immediately preceding the Involuntary Termination, (ii) the actual bonus amount earned by Ms. Sacco under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by Ms. Sacco under the Company’s bonus program for the fiscal year in which the termination occurs. Ms. Sacco would not generally be entitled to these severance benefits in the event that she is entitled to benefits under her Change of Control Agreement with the Company (and in no event shall the executive be entitled to severance benefits under both agreements). Upon an Involuntary Termination, Ms. Sacco would also have a one-year period to exercise her previously-vested stock options.

In addition, pursuant to the Severance Agreement, Ms. Sacco will generally be subject to certain non-competition and non-solicitation restrictions for an 18-month period following a termination of employment for any reason (other than in connection with a Change of Control (as defined in her Severance Agreement)).

The foregoing description of the Severance Agreement is a summary, is not complete and is qualified in its entirety by reference to the form of severance agreement as previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Company on January 6, 2012, and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 2, 2012, the Company issued a press release announcing the closing of the Acquisition and the closing of the Credit Agreement. The text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

2.1	Membership Interest Purchase Agreement, dated as of May 31, 2012, by and among Hubson Acquisition, LLC, Ehud Baron, Etai Baron, Rivka Grinberg, Yosef Lutwak, Chadwick White, Smart Balance, Inc., UHF Acquisition Corp. and, solely for purposes of Sections 5.3, 5.7, 5.13, 5.18 and 6.1(b) and Article 9 thereof, Allan B. Hubbard, in his personal capacity and in his capacity as Trustee of the Allan B. Hubbard Revocable Trust, and Devin Anderson

2.2	First Amendment to the Membership Interest Purchase Agreement, dated as of June 29, 2012, by and between Smart Balance, Inc. and Hubson Acquisition, LLC

10.1	Credit Agreement, dated as of July 2, 2012, by and among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers, Smart Balance, Inc., as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of Montreal, as administrative agent

99.1	Press Release, dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2012	SMART BALANCE, INC.
(registrant)

	By:	/s/ Christine Sacco
Christine Sacco Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1

Membership Interest Purchase Agreement, dated as of May 31, 2012, by and among Hubson Acquisition, LLC, Ehud Baron, Etai Baron, Rivka Grinberg, Yosef Lutwak, Chadwick White, Smart Balance, Inc., UHF Acquisition Corp. and, solely for purposes of Sections 5.3, 5.7, 5.13, 5.18 and 6.1(b) and Article 9 thereof, Allan B. Hubbard, in his personal capacity and in his capacity as Trustee of the Allan B. Hubbard Revocable Trust, and Devin Anderson

2.2	First Amendment to the Membership Interest Purchase Agreement, dated as of June 29, 2012, by and between Smart Balance, Inc. and Hubson Acquisition, LLC
10.1

Credit Agreement, dated as of July 2, 2012, by and among GFA Brands, Inc., Glutino USA, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers, Smart Balance, Inc., as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of Montreal, as administrative agent

99.1	Press Release, dated July 2, 2012